Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2017 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, October 24, 2017 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the third quarter ended September 30, 2017.

HIGHLIGHTS

•	Q3 2017 cash distribution of $0.337 per common unit, up 63% year over year and highest in Company history; implies a 7.4% annualized yield based on October 23 unit closing price of $18.16

•	Q3 2017 production of 12,611 boe/d (68% oil), up 20% over Q2 2017 and 102% year over year

•	Q3 2017 net income of $26.6 million and distributable cash flow (as defined below) of $38.3 million

•	Initiating average production guidance for Q4 2017/Q1 2018 of 13,000 to 14,000 boe/d, up 7% from Q3 production

•	Increasing full year 2017 production guidance to 11,000 to 11,500 boe/d, up 7% from the midpoint of prior guidance range of 10,000 to 11,000 boe/d and up 75% from full year 2016 production

•	Closed 17 acquisitions for an aggregate of approximately $179 million in Q3 2017, increasing Viper's mineral assets by 1,677 net royalty acres to 9,173 total net royalty acres; up 66% year over year

•	Nine gross horizontal wells completed on Viper's Spanish Trail mineral interests during Q3 2017 (12.2% average royalty interest)

•	There are approximately 319 active well permits and 22 active rigs currently on Viper's mineral acreage

•
Over 100 wells in Midland Basin (9.1% estimated average royalty interest) and over 50 wells in Delaware Basin (1.2% estimated average royalty interest) in various stages of drilling or waiting on completion across Viper's mineral acreage

“During the third quarter, Viper continued to expand its footprint in the most attractive areas of the Permian Basin via multiple large strategic acquisitions, while also continuing to see sustained volume outperformance on its existing acreage. As a mineral owner, Viper is uniquely positioned to grow production in line with premier Permian E&P operators without the burden of capital costs, providing superior free cash flow generation that is returned to unitholders in quarterly cash distributions,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “Viper continues to be pleased with the outperformance of recent acquisitions, as volumes and activity levels have exceeded underwriting assumptions in the Delaware Basin. Viper looks to continue to be active in acquiring minerals with near term visibility and accretive cash flow growth. With activity levels continuing to increase across our Tier 1 properties, we have introduced guidance for Q4 2017 and Q1 2018 that implies 7% growth relative to third quarter production.”

FINANCIAL UPDATE

Viper's third quarter 2017 average realized prices were $45.33 per barrel of oil, $2.55 per Mcf of natural gas and $19.10 per barrel of natural gas liquids, resulting in a total equivalent price of $36.38/boe, up 5% year over year from $34.74/boe in Q3 2016 and down 3% from the Q2 2017 total equivalent price of $37.64/boe.

During the third quarter of 2017, the Company recorded total operating income of $42.5 million and net income of $26.6 million. Operating income was up 16% quarter over quarter and 113% year over year. Net income was up 20% quarter over quarter and 161% year over year.

As of September 30, 2017, the Company had a cash balance of $4 million and approximately $280 million available under its revolving credit facility.

THIRD QUARTER 2017 CASH DISTRIBUTION

The Board of Directors of Viper's general partner has declared a cash distribution for the three months ended September 30, 2017 of $0.337 per common unit, up 2% quarter over quarter and 63% year over year. The distribution is payable on November 14, 2017 to unitholders of record at the close of business on November 7, 2017.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Viper’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Viper’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Viper, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

ACQUISITION UPDATE

During the third quarter of 2017, Viper acquired 1,677 net royalty acres in the Delaware Basin for an aggregate purchase price of approximately $179 million, subject to post-closing adjustments. As of September 30, 2017, Viper had acquired approximately 2,769 net royalty acres year-to-date for an aggregate of approximately $305 million, bringing Viper's footprint of mineral interests in the Permian Basin to a total of 9,173 net royalty acres. Diamondback, EOG Resources, Occidental Petroleum, Concho Resources and RSP Permian serve as primary operators on the recently acquired assets.

Viper financed the recent acquisitions with cash on hand, borrowings under its revolving credit facility and proceeds from its July 2017 common equity offering. Viper intends to finance potential future acquisitions through a combination of cash on hand, borrowings under its revolving credit agreement and, subject to market conditions and other factors, proceeds from one or more capital markets transactions, which may include debt or equity offerings.

GUIDANCE UPDATE

Below is Viper's updated guidance, which has been adjusted to reflect higher full year production attributable to its mineral interests. Additionally, the Company expects average production for Q4 2017 and Q1 2018 to be between 13,000 to 14,000 boe/d, up 7% from Q3 2017 production.

Viper Energy Partners

Total 2017 Net Production – MBoe/d	11.0 – 11.5 (from 10.0 – 11.0)
Q4 2017/Q1 2018 Net Production – MBoe/d	13.0 - 14.0

Unit costs ($/boe)
Lease Operating Expenses	n/a
Gathering & Transportation	$0.15 - $0.20 (from $0.15 - $0.25)
DD&A	$9.00 - $10.00 (from $8.00 - $10.00)
G&A
Cash G&A	$0.75 - $1.25 (from $0.50 - $1.50)
Non-Cash Unit-Based Compensation	$0.50 - $1.00 (from $0.50 - $1.50)

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

Capital Budget ($ - Million)
2017 Capital Spend	n/a

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its financial and operating results for the third quarter of 2017 on Wednesday, October 25, 2017 at 9:00 a.m. CT.  Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 99807989. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, October 25, 2017 through Wednesday, November 1, 2017 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 99807989. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding any pending, completed or future acquisitions discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
Operating income:
Royalty income	$42,211	$19,992	$110,194	$50,914
Lease bonus	322	5	2,613	309
Total operating income	42,533	19,997	112,807	51,223
Costs and expenses:
Production and ad valorem taxes	2,825	1,429	7,668	4,134
Gathering and transportation	205	70	492	247
Depletion	11,068	6,751	28,587	21,485
Impairment	—	—	—	47,469
General and administrative expenses	1,368	1,153	5,064	4,109
Total costs and expenses	15,466	9,403	41,811	77,444
Income (loss) from operations	27,067	10,594	70,996	(26,221)
Other income (expense):
Interest expense	(859)	(658)	(2,114)	(1,544)
Other income	399	266	526	612
Total other income (expense), net	(460)	(392)	(1,588)	(932)
Net income (loss)	$26,607	$10,202	$69,408	$(27,153)

Net income attributable to common limited partners per unit:
Basic and Diluted	$0.24	$0.12	$0.69	$(0.33)
Weighted average number of limited partner units outstanding:
Basic	110,377	84,996	101,095	81,496
Diluted	110,424	85,003	101,143	81,496

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2016
Production Data:
Oil (Bbls)	794,375	699,341	430,732
Natural gas (Mcf)	1,236,349	735,283	315,030
Natural gas liquids (Bbls)	159,806	132,765	92,221
Combined volumes (BOE)(1)	1,160,239	954,653	575,458
Daily combined volumes (BOE/d)	12,611	10,491	6,255
% Oil	68%	73%	75%

Average sales prices:
Oil, realized ($/Bbl)	$45.33	$45.43	$41.97
Natural gas realized ($/Mcf)	2.55	2.66	2.39
Natural gas liquids ($/Bbl)	19.10	16.63	12.56
Average price realized ($/BOE)	36.38	37.64	34.74

Average Costs (per BOE)
Production and ad valorem taxes	$2.43	$2.90	$2.48
Gathering and transportation expense	0.18	0.15	0.12
General and administrative - cash component	0.75	0.88	0.19
Total operating expense - cash	$3.36	$3.93	$2.79

General and administrative - non-cash component	$0.43	$0.75	$1.81
Interest expense	0.74	0.67	1.14
Depletion	9.54	10.13	11.73

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) plus interest expense, non-cash unit-based compensation expense and depletion. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income (loss).

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2016
Net income	$26,607	$22,149	$10,202
Interest expense	859	643	658
Non-cash unit-based compensation expense	503	718	1,044
Depletion	11,068	9,672	6,751
Adjusted EBITDA	$39,037	$33,182	$18,655

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(708)	(685)	(556)
Cash available for distribution	$38,329	$32,497	$18,099

Limited Partner units outstanding	113,882	97,764	87,800

Cash available for distribution per limited partner unit	$0.337	$0.332	$0.207

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.